                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                                50 SPRING STREET
                            RAMSEY, NEW JERSEY 07446

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 29, 2002


      The Annual Meeting of Stockholders of Bogen Communications International, Inc. will be held at 50 Spring Street, Ramsey, New Jersey 07446 on Wednesday, the 29th day of May, 2002, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

            (1) to elect one Class I and four Class II Directors to the Company's Board of Directors to hold office until the 2003 and 2004 Annual Meetings of Stockholders, respectively, or until their respective successors shall have been duly elected and qualified;

            (2) to consider and act upon a proposal to amend the Company's Amended and Restated Stock Incentive Plan for the purpose of increasing the number of shares of the Company's common stock which may be issued thereunder;

            (3) to ratify the selection of KPMG LLP, independent public accountants, as the auditors of the Company for the 2002 fiscal year; and

            (4) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on April 8, 2002, as the record date for the determination of the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Each share of the Company's common stock is entitled to one vote on all matters presented at the Annual Meeting.

      ALL HOLDERS OF THE COMPANY'S COMMON STOCK, WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors


                                          Maureen A. Flotard
                                          Secretary

April 29, 2002

                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                                50 SPRING STREET
                            RAMSEY, NEW JERSEY 07446

                        PROXY STATEMENT ANNUAL MEETING OF
                      STOCKHOLDERS TO BE HELD MAY 29, 2002
                                  INTRODUCTION

      This Proxy Statement is being furnished to stockholders of record of Bogen Communications International, Inc. as of April 8, 2002 in connection with the solicitation by the Board of Directors of the Company of proxies for the 2002 Annual Meeting of Stockholders to be held at 50 Spring Street, Ramsey, New Jersey 07446, on Wednesday, May 29, 2002 at 10:00 a.m., Eastern Daylight Savings Time, or at any and all adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement, the accompanying notice and form of proxy and the Company's 2001 Annual Report is April 29, 2002.

      The Board of Directors has fixed the close of business on April 8, 2002, as the record date for the determination of stockholders entitled to notice of this Annual Meeting (the "Record Date"), and only holders of record of the common stock of the Company on that date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 9,100,745 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting.

      The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. Abstentions and broker non-votes are not counted in the election of Directors. For all other items to be considered at the Annual Meeting, shares represented by proxies which are marked "abstain" will be counted as part of the total number of votes cast on such proposals, whereas broker non-votes will not be counted as part of the total number of votes cast on such proposals. Thus, with the exception of the election of directors, abstentions will have the same effect as votes against any given proposal, whereas broker non-votes will have no effect in determining whether any given proposal has been approved by the stockholders.

      If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereby at the pleasure of the stockholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered by the proxy in person or by another proxy of a later date.

      Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as Directors named below and for the other proposals referred to below.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

       INFORMATION CONCERNING NOMINEES, CURRENT AND CONTINUING DIRECTORS

      The Company's Certificate of Incorporation, as amended, provides for the classification of directors into two classes with each class of directors to be elected annually for two-year terms. At the Annual Meeting, there will be one person elected as a Class I Director and four persons elected as Class II Directors for terms expiring in 2003 and 2004, respectively. All of the persons nominated for election as Directors are presently serving as Directors of the Company. On April 19, 2002, the Board voted to re-assign two Directors, Messrs. Stern and Nedivi, from Class I to Class II and to reassign Mr. Schwartz, if elected, to be a Class I Director.

      At each annual meeting subsequent to the Annual Meeting, one class of directors will be elected for a two-year term, with Class I Directors to be elected in 2003.

NOMINEES, CURRENT AND CONTINUING DIRECTORS

      Set forth below is certain information with respect to each of the nominees for election to the Board of Directors, as well as each of the other current and continuing directors, including name, age, the period during which such person has served as a director of the Company, such person's principal occupation and employment during the past five years. It is the intention of the persons named in the accompanying form of proxy to vote for all of the nominees listed below.

      Each of the nominees listed below as a nominee has agreed to be named as a nominee for Director in this Proxy Statement and has consented to serve as a director if elected. The Company expects all nominees to be willing and able to serve. The Board of Directors may designate a substitute nominee to replace any bona fide nominee who was nominated and who, for any reason, becomes unavailable for election as a Director. If any of the nominees shall become unable to serve, the persons designated in the enclosed form of proxy will vote for the election of such other person or persons as the Board of Directors may recommend.

NOMINEES

      CLASS II DIRECTOR. Michael P. Fleischer, age 45, has been the President and a director of the Company since 1997 and serves as an alternate to Mr. Guss on the Executive Committee of the Board of Directors. Prior to 1997, Mr. Fleischer's principal business activity was as President of the parent of Ekco/Glaco, an industrial manufacturing and service business. From 1994 to 1995, Mr. Fleischer was a director of Alliant. Since May 1990, Mr. Fleischer has been a principal, the Chief Executive Officer and a director of AMG. Prior to 1990, Mr. Fleischer was a senior consultant with McKinsey & Co. He also served for four years as a Foreign Service Officer and was Staff Assistant to the Undersecretary of State of the United States. Mr. Fleischer is a 1985 graduate of the Harvard Business School and a 1978 graduate of Colgate University.

      CLASS II DIRECTOR. Jonathan Guss, age 42, has been the Chief Executive Officer and a director of the Company since 1997 and is currently a member of the Executive Committee of the Board of Directors. Mr. Guss also serves as the Chairman of the Board of Directors of Speech Design International Inc., a wholly-owned subsidiary of the Company ("Speech Design International"), since its formation in September 2001. Since May 1990, Mr. Guss has been a principal and President of Active Management Group, Inc. ("AMG"), a firm that provides turnaround management services. Prior to 1997, Mr. Guss' principal business activity was as Chief Executive Officer of the parent of Ekco/Glaco, an industrial manufacturing and service business. Mr. Guss has been a director of Alliant Techsystems Inc., a publicly-held company and a leading developer of space launch vehicles and defense products ("Alliant"), since August 1994, and serves on Alliant's Executive and Finance Committee and Nominating Committee. From September 1985 until May 1990, Mr. Guss was a consultant at Booz, Allen & Hamilton. Mr. Guss is a 1985 graduate of the Harvard Business School and a 1981 graduate of Reed College.

      CLASS II DIRECTOR. Zivi R. Nedivi, age 43, has served as a director of the Company since 1997 and is currently a member and Chair of the Compensation and Audit Committees of the Board of Directors. Since June 22, 1995, Mr. Nedivi has been the President and Chief Executive Officer and a director of Kellstrom. On February 20, 2002, Kellstrom filed a petition seeking protection under the federal bankruptcy laws. Mr. Nedivi was the founder, President and Chief Executive Officer of Kellstrom's predecessor company, an indirect, wholly owned subsidiary of Rada Electronic Industries Ltd., from its establishment in 1990 until June 1995. A graduate of the Israel Air Force Academy, Mr. Nedivi served in the Israeli Air Force as an F-15 fighter pilot for seven years and held the rank of major.

      CLASS I DIRECTOR. Daniel A. Schwartz, age 34, has served as a director of the Company from 1997 and is currently a member of the Compensation and Audit Committees of the Board of Directors. Since 1993, Mr. Schwartz has been a director of Research and Managing Director of York Capital Management, L.P. ("York Capital"), an investment limited partnership, and a partner of Dinan Management, L.L.C. ("Dinan Management"), the investment advisory firm to York Capital. From July 1990 to March 1993, Mr. Schwartz was an associate at Morgan Stanley & Co., Inc. spending two years in the Investment Banking Division and subsequently as a member of the Global Equity Department. Mr. Schwartz received a Master of Science in Engineering from Columbia University in 1990 and a Bachelor of Science from Yeshiva University in 1988.

      CLASS II DIRECTOR. Yoav Stern, age 48, has served as a director of the Company since 1995 and non-executive Co-Chairman of the Board of Directors since 1997 and is currently a member of the Executive and Compensation Committees of the Board of Directors. From March to August 1995, Mr. Stern served as Co-Chief Executive Officer and Co-President of the Company. Mr. Stern served as Co-Chairman and Chief Executive Officer of Kellstrom Industries, Inc, a publicly-traded inventory management company in the aviation industry ("Kellstrom"), from its inception in December 1993 until June 1995 and is currently the Chairman of the Board of Kellstrom. On February 20, 2002, Kellstrom filed a petition seeking protection under the federal bankruptcy laws. From January 1993 to September 1993, Mr. Stern was President and, from January 1992 until May 1995, a director of WordStar International, Inc., which was engaged in research and development and worldwide marketing and distribution of software for business and consumer applications. Mr. Stern served in the Israeli Air Force as a fighter pilot, avionics systems officer, commander of Operational Training Unit and a Deputy Squadron Commander. Mr. Stern earned a Practical Engineering Diploma in advanced mechanics and automation from ORT Technological College, Israel, in 1973, graduated from the Israel Air Force Academy in 1975 and received a B.S. in Mathematics and Computer Science from Tel Aviv University in 1985.

OTHER CLASS II DIRECTORS

      Glenn R. Dubin, age 45, was appointed to the Board of Directors of the Company in March 2000. Since 1984, Mr. Dubin has served as Co-Chairman of Dubin & SWIECA, an international asset management company ("D&S") and since 1997 as a principal of Highbridge Capital Management, LLC, the trading manager for Highbridge Capital Corporation, an asset management company and registered broker-dealer. Mr. Dubin also is a founding board member of the Robin Hood Foundation, an organization that applies investment principles to charitable giving, and serves on the investment committee of two national not-for-profit institutions. Mr. Dubin is a 1979 graduate of New York University at Stonybrook. Mr. Dubin has informed the Board of Directors of his intention not to stand for re-election as a Class II Director.

CONTINUING DIRECTORS - CLASS I DIRECTORS

      Kasimir Arciszewski, age 51, is the Co-Founder and Co-Managing Director of Speech Design GmbH ("Speech Design"), a wholly owned subsidiary of the Company, since 1983 and has served as a director of the Company since May 20, 1998. Mr. Arciszewski is responsible for Speech Design's strategic planning, sales and financial activities. Mr. Arciszewski is also the Chief Executive Officer and President and a director of Speech Design International since its formation in September 2001. From 1975 through 1982, Mr. Arciszewski was with the Giesecke & Devrient Group ("G&D"), an international market leader in central bank automation products. From 1979 through 1982, Mr. Arciszewski was responsible for marketing support of G&D's sales to major central banks in Europe. Mr. Arciszewski received his Bachelor of Science in Electronics Engineering in 1975 from the Chalmers University of Technology in Goteborg, Sweden.

      Jeffrey E. Schwarz, age 43, has served as non-executive Co-Chairman of the Board of Directors of the Company since 1997 and is currently a member of the Executive, Compensation and Audit Committees of the Board of Directors. He also serves as a director of Speech Design International since its formation in September 2001. Since July 1992, Mr. Schwarz has been the Chief Executive Officer of Metropolitan Capital Advisors, Inc. ("Metropolitan"), an investment management firm. Mr. Schwarz serves as a director of two private companies that are affiliated with Metropolitan, KJ Advisors Inc. and MCIII, Inc. From 1997 to 1999, Mr. Schwarz served as a Director of e-SIM Ltd. (formerly known as Emultek Ltd.), a Nasdaq traded provider of simulation technology and web-based solutions to the consumer electronics industry. Mr. Schwarz graduated summa cum laude from the University of Pennsylvania's Wharton School, earning his B.S. in Economics in 1980 and his M.B.A. in 1981.

OTHER EXECUTIVE OFFICERS

      Maureen A. Flotard, age 42, has served as the Company's Vice-President-Finance and Chief Financial Officer since April 2000 and has served as the Company's Corporate Controller since January 3, 2000. Ms. Flotard has also served as the Chief Financial Officer, Treasurer and Secretary of Speech Design International since its formation in September 2001. Prior to joining the Company, Ms. Flotard served as Vice President-Business Development at Russ Berrie and Company, Inc. ("RB&C"), a publicly-traded company and manufacturer of gift products, from December 1997 to November 1999, and as its Corporate Controller and Director of Financial Planning during her 14 year tenure with RB&C. Ms. Flotard is a certified public accountant and member of the American Institute of Certified Public Accountants and Institute of Management Accountants.

      Hans Meiler, age 54, is the Co-Founder and has been Co-Managing Director of Speech Design since 1983. Mr. Meiler is in charge of Speech Design's operations, including engineering, manufacturing and quality assurance. From 1978 through 1982, Mr. Meiler led an electronics development team at G&D. Mr. Meiler received an undergraduate degree in Electrical Engineering from Munich University in 1970.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      During 2001, the Board of Directors held five meetings. Each member of the Board of Directors attended each of the meetings of the Board of Directors held during 2001, except that Mr. Dubin attended one meeting and did not attend but waived notice of the other four meetings. Mr. Dubin has informed the Board of his intention not to stand for re-election as a Class II Director. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee.

EXECUTIVE COMMITTEE

      The Executive Committee of the Board of Directors consists of Messrs. Stern, Schwarz and Guss (or Mr. Fleischer who serves as an alternate for Mr. Guss from time to time). The Executive Committee is authorized to act on all matters regarding the compensation of employees and directors of the Company, the finances of the Company and such other matters as the Board of Directors may determine from time to time. The Executive Committee held four meetings during 2001.

AUDIT COMMITTEE

      The Audit Committee of the Board during 2001 consisted of Messrs. Nedivi and Schwartz. Mr. Schwarz was appointed to the Audit Committee in June 2001. Mr. Nedivi was appointed Chair of the Audit Committee in April 2002. The Audit Committee provides general financial oversight on financial reporting and the adequacy of the Company's internal controls through periodic meetings with the Company's management and its external auditors. The Audit Committee held five meetings during 2001.

                             AUDIT COMMITTEE REPORT

      The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

      Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

      In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2001 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

      Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K on March 20, 2002 for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                            The Audit Committee

                                            Zivi R. Nedivi, Chair
                                            Daniel A. Schwartz
                                            Jeffrey E. Schwarz

COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors consists of Messrs. Stern, Schwarz, Nedivi and Schwartz. The Compensation Committee administers the Company's Amended and Restated Stock Incentive Plan, handles executive compensation and provides general oversight on all employee personnel matters through periodic meetings with management of the Company. The Compensation Committee held three meetings during 2001.

                             EXECUTIVE COMPENSATION

      The following table sets forth information with respect to the compensation, for the last three fiscal years, of (i) each individual who served as Chief Executive Officer of the Company during the fiscal year ended December 31, 2001 and (ii) each of the four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers of the Company or a subsidiary of the Company on December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION            LONG-TERM
                                                     -------------------           COMPENSATION
                                                                                   ------------

                                                                                    SECURITIES
NAME AND PRINCIPAL                                                 OTHER ANNUAL     UNDERLYING       ALL OTHER
    POSITION                YEAR      SALARY ($)     BONUS ($)     COMPENSATION     OPTIONS (#)     COMPENSATION
    --------                ----      ---------      ---------     ------------     -----------     ------------
                                                                       ($)                               ($)
                                                                       ---                               ---

Jonathan Guss               2001      225,000                           *                              7,920(2)
Chief Executive             2000      201,923                           *             100,000          7,530(2)
Officer                     1999      200,000                      20,000(1)                           8,521(2)

Michael P. Fleischer        2001      225,000                           *                              7,980(3)
President                   2000      201,923                           *             100,000          7,917(3)
                            1999      200,000                           *                              7,864(3)

Maureen A. Flotard          2001      137,500        15,000             *                             10,819(4)
V.P. Finance and            2000      126,923        10,000             *             50,000           8,438(4)
Chief Financial             1999
Officer

Kasimir                     2001      89,558                            *                              9,950(6)
Arciszewski(5)              2000      63,170         25,588             *                              9,950(6)
Co-Managing                 1999      64,907         27,551             *                              9,950(6)
Director
of Speech Design

Hans Meiler(5)              2001      89,558                            *                              9,950(7)
Co-Managing                 2000      63,170         25,588             *                              9,950(7)
Director                    1999      64,907         27,551             *                              9,950(7)
of Speech Design

* The named executive officer did not receive perquisites or other personal benefits, securities, or property having an aggregate value of greater than the lower of $50,000 or 10% of the total salary and bonus reported for such executive officer.

(1) Represents relocation expenses paid by the Company on behalf of Mr. Guss in the amount of $20,000 during 1999.

(2) Represents term life insurance premiums paid by the Company on behalf of Mr. Guss in the amount of $271 during 1999, $180 during 2000 and $120 during 2001, and an automobile allowance paid by the Company on behalf of Mr. Guss during 1999, 2000 and 2001.

(3) Represents term life insurance premiums paid by the Company on behalf of Mr. Fleischer in the amount of $271 during 1999, $167 during 2000 and $180 during 2001, and an automobile allowance paid by the Company on behalf of Mr. Fleischer during 1999, 2000 and 2001.

(4) Includes a 401(k) matching contribution made by the Company on behalf of Ms. Flotard in the amount of $1,780 during 2000 and $4,125 during 2001, term life insurance premiums paid by the Company on behalf of Ms. Flotard in the amount of $94 during each of 2000 and 2001 and an automobile allowance of $6,600 paid by the Company on behalf of Ms. Flotard during 2000 and 2001.

(5) Payments to Messrs. Arciszewski and Meiler were made in Deutsche Marks and, for purposes of this table, were converted into U.S. dollars based upon the respective average exchange rates for the month in which any such payment was made.

(6) Represents an automobile allowance paid by the Company on behalf of Mr. Arciszewski during 1999, 2000 and 2001.

(7) Represents an automobile allowance paid by the Company on behalf of Mr. Meiler during 1999, 2000 and 2001.

OPTIONS GRANTED DURING LAST FISCAL YEAR

      No stock options were granted during fiscal 2001 pursuant to the Company's Stock Incentive Plan to the officers named in the Summary Compensation table.

                  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

      Shown below is information with respect to the exercise of options to purchase common stock exercised by the officers named in the Summary Compensation Table and unexercised options held by each such person at December 31, 2001.


                                                                    NUMBER OF
                                                                    SECURITIES               VALUE OF
                                                                    UNDERLYING              UNEXERCISED
                                                                    UNEXERCISED            IN-THE-MONEY
                                                                    OPTIONS/SARS          OPTIONS/SARS AT
                               SHARES                               ATFY-END (#)           FY-END ($)(1)
                             ACQUIRED ON                            EXERCISABLE/            EXERCISABLE/
NAME                         EXERCISE (#)    VALUE REALIZED ($)     UNEXERCISABLE          UNEXERCISABLE
----                         ------------    ------------------     --------------         ---------------
Jonathan Guss                     0                0                    262,943/0                0/0
Michael P. Fleischer              0                0                    262,942/0                0/0
Maureen A. Flotard                0                0                10,000/40,000                0/0
Kasimir Arciszewski               0                0                60,000/40,000                0/0
Hans Meiler                       0                0                60,000/40,000                0/0

(1) Value is calculated on the basis of the positive difference between the option exercise price and the last reported sale price for the company's common stock on December 31, 2001 of $3.24. Because the exercise price for each option exceeds such price, the value is expressed as zero.

      The Company does not offer its employees any long-term incentive plans, other than stock options and restricted stock awards, nor does it provide any defined benefit or actuarial plans.

COMPENSATION OF DIRECTORS

      During 2001, the Company did not provide cash or other compensation to its directors for serving as directors of the Company. On April 19, 2002, the Board adopted a Director Compensation Policy, whereby the Board will determine compensation for directors based upon the total makeup of the Board, the skills and expertise then present on the Board, and which may be sought to enhance the Board's capabilities, the time commitment expected to be required from Board members in future periods, market factors affecting the availability of Board candidates, and other factors that may be relevant from time to time in determining the fair compensation that should be provided to, and which may be necessary to attract, skilled members to the Board. Pursuant to this policy, the Board granted to each of Messrs. Stern and Nedivi 166,500 non-qualified options under the Company's Stock Incentive Plan for their Board services from 2000 through 2004. Such options were granted for a term of seven years with an exercise price of $3.02 per share, with approximately half of the options vesting immediately. The remainder of the options vests in equal quarterly increments through December 2004. Of the total award, an option with respect to 32,510 shares was granted to each as a special award to provide them fair and reasonable compensation for their Board Services in 2000. The unvested portion of each option will terminate if the director fails to be re-elected to the Board.

EMPLOYMENT CONTRACTS

      On November 27, 1997, the Company entered into a three-year employment agreement with each of Jonathan Guss, the Company's Chief Executive Officer, and Michael Fleischer, the Company's President, setting forth the terms and provisions of their employment with the Company. The employment agreements were amended as of March 29, 2000, to increase Messrs. Guss' and Fleischer's annual base salary to $225,000 effective December 1, 2000, and to extend the term of the employment agreements through November 30, 2001. In connection with the 1997 employment agreements, Messrs. Guss and Fleischer were each granted ten-year options to acquire 162,943 shares of common stock, which options fully vested in 2000. In connection with their agreement to extend the term of their employment, on February 4, 2000, Messrs. Guss and Fleischer were each granted a ten-year option to acquire 100,000 shares of common stock at an exercise price of $7.094, which options fully vested on October 31, 2001.

      The Company has entered into a new three-year employment agreement with each of Messrs. Guss and Fleischer setting forth the terms and provisions of their continued employment as Chief Executive Officer and President of the Company, respectively. Mr. Guss' agreement provides for a base salary of $240,750 effective December 1, 2001, with an annual increase of the then-current salary equal to the greater of (i) five percent or (ii) the annual increase in the Consumer Price Index for such year. Mr. Fleischer's agreement provides for a base salary of $225,000 effective December 1, 2001, with an annual increase determined in the same manner as under Mr. Guss' agreement. Mr. Fleischer's agreement, however, also provides for the reimbursement of his travel expenses incurred in connection with his commute between his home in Washington, D.C. and the Company's corporate headquarters in New Jersey and his lodging expenses in New Jersey (currently estimated to equal an aggregate of $15,000 per year.) Aside from those differences, Mr. Guss' and Mr. Fleischer's employment agreements are identical. They each have a three-year term, ending November 30, 2004.

      Pursuant to the agreements, each of Messrs. Guss and Fleischer was granted a non-qualified option to purchase 220,750 shares of common stock under the Company's Stock Incentive Plan. Such options were granted for a term of ten years with an exercise price of $3.00 per share, with 56,682 options vesting immediately. The remaining portion is subject to shareholder approval of an increase in the authorized shares under the Stock Incentive Plan and vests cumulatively in equal quarterly increments of 16,406.8 shares through September 2004. Any unvested portion of the options vests immediately upon a change of control of the Company (as defined in the employment agreements). Upon an involuntary termination of the executive other than termination for cause (as defined in the employment agreements), the unvested portion of the options also shall vest.

      Also in connection with the employment agreements, Messrs. Guss and Fleischer were each granted 105,000 shares of Restricted Stock of the Company's common stock, such restricted shares vest on April 10, 2007; provided, however that such restricted shares shall vest earlier as follows: (i) if at any time the value of the Company's common stock reaches $4 per share, then 65,625 restricted shares shall immediately vest, and (ii) if such value reaches $5 per share, then the remaining 34,125 restricted shares shall immediately vest. According to the terms of the employment agreements, a per-share target value is achieved if the closing market price of the Company's common stock closes at or higher than the target value for five or more consecutive days of trading or there is a change of control or other sale or merger at a price above such target price. Such target values are subject to adjustment for splits, reverse splits, stock dividends and similar matters.

      If either of Messrs. Guss or Fleischer dies or his employment is terminated by reason of disability within six months after a change of control of the Company he is entitled to receive a severance payment equal to one half of his then-current base salary. If either (i) terminates his employment with the Company for good reason (as defined in the employment agreements) within 12 months after a change of control, or (ii) is terminated by the Company for any reason other than for cause within 12 months after a change of control, he is entitled to receive a severance payment equal to one year of such base salary.

      If either of Messrs. Guss or Fleischer dies or is terminated by reason of disability, he is entitled to receive a one-time payment equal to all compensation and benefits accrued as of the last day of the sixth month after the month in which death occurs, or all compensation and benefits accrued as of the last day of the third month after the month in which disability occurs, respectively. If either of Messrs. Guss or Fleischer is terminated by the Company, other than in the event of death or disability or for cause, he is entitled to receive a severance payment equal to one year of the then-current base salary, provided that he is not due a payment under the change of control provisions.

      Pursuant to the agreements, Messrs. Guss and Fleischer are also entitled to participate in any employee benefit programs which may be available to the other executives of the Company. In addition, the Company has agreed to establish a deferred compensation program for Messrs. Guss and Fleischer. No such plan has been established at this time. As part of the employment agreements, each of Messrs. Guss and Fleischer agreed to non-competition terms extending for two years following the termination of the respective employment agreement.

         In connection with the Company's acquisition of the 33% interest in Speech Design it did not previously own, each of Messrs. Arciszewski and Meiler entered into a management agreement with Speech Design with a three-year term, ending June 30, 2001. Pursuant to each management agreement, each of Messrs. Arciszewski and Meiler continued to serve as co-managing director of Speech Design with a base annual salary of DM 133,313 through June 30, 2001. At least three months prior to the end of each calendar year, the base salary payable pursuant to the management agreements is subject to upward adjustment upon the mutual agreement of the parties. Each of Messrs. Arciszewski and Meiler has agreed not to compete with Speech Design for three years after termination of the respective management agreements. In consideration for the non-compete terms, for three years following the termination of the respective management agreements, each of Messrs. Arciszewski and Meiler is entitled to an additional payment equal to 50% of his average base salary in the last twelve months prior to the termination of his management agreement. Effective July 1, 2001, each of Messrs. Arciszewski and Meiler entered into new management agreements with Speech Design, ending June 30, 2004. The new management agreements are nearly identical with the previous management agreements, except that they provide for an annual base salary of DM 240,000 effective July 1, 2001. Bonuses may be payable in 2002 and subsequent years, ranging from DM 60,000 to DM 90,000, and depend on the Company meeting certain performance targets.

OTHER COMPENSATION MATTERS

      On April 19, 2002, the Board approved and the Company offered to certain key employees the option of surrendering for cancellation all outstanding options to purchase shares of common stock held by them and which were issued under the Stock Incentive Plan, in exchange for shares of Restricted Stock that would be issued under the Stock Incentive Plan. Regardless of the current vesting schedule of the options exchanged, the Restricted Stock received vests in five equal annual installments beginning one year from grant. In April 2002, the Company issued the following Restricted Stock: (i) 30,000 shares to Mr. Schwarz in exchange for the cancellation of 100,000 options, (ii) 20,000 shares to each of Messrs. Meiler and Arciszewski in exchange for the cancellation of 100,000 options, and (iii) 17,500 shares to Ms. Flotard in exchange for the cancellation of 50,000 options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 2001, the Compensation Committee of the Board of Directors participated with the Board of Directors in administering the Company's Stock Incentive Plan and in providing general oversight in all employee personnel matters. The Compensation Committee of the Board of Directors consists of Messrs. Stern, Schwarz, Nedivi and Schwartz. None of the members of the Compensation Committee is an operating officer or employee of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

      The Compensation Committee of the Board of Directors primarily is responsible for developing and implementing the Company's executive compensation and benefit programs and policies. In certain circumstances where action on executive compensation requires the approval of the full Board of Directors, the Compensation Committee is also responsible for making recommendations to the full Board regarding such actions.

      The core principle of the Company's executive compensation program is to align executive compensation with both (i) the Company's strategic and operational plan and financial performance, and (ii) shareholder interests. In applying this principle the Compensation Committee has focused on establishing criteria designed to:

      o     Reward executives for enhancing stockholder value.

      o Attract and retain the key executives critical to the long-term success of the Company and each of its business groups.

      o Integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes.

      o Support a performance-oriented environment that rewards achievement measured by both the Company's goals and also as compared to others in the industry.

      In making compensation decisions, the Compensation Committee and the Board of Directors focus on the individual contributions of executive officers to the Company's strategic goals, and use their discretion to set executive compensation where, in their judgment, external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION

      The Company's executive officer compensation is comprised of base salary, bonus, and long-term incentive compensation in the form of stock options and Restricted Stock grants. In addition, executive officers receive personal benefits in the form of medical plans generally available to employees of the Company. Other personal benefits may be provided to executives on a case by case basis.

      BASE SALARY, BONUS, OPTIONS AND RESTRICTED STOCK GRANTS. Base salary levels for the Company's executive officers are evaluated and set relative to comparably-sized companies in the electronics, telco and related industries. In determining salaries, the Board of Directors and the Compensation Committee also have taken into account individual experience and performance and specific issues particular to the Company. Historically, the Board of Directors and the Compensation Committee have set base salaries in at the median to low end of the range at which comparable companies compensate their executive officers. A significant portion of total compensation for executive officers of the Company has been in the form of discretionary bonuses, stock options and Restricted Stock grants as these types of compensation awards provide a better incentive to executive officers to achieve near term targets, and long-term value for the Company. With the employment of Messrs. Guss and Fleischer, the Board of Directors provided for a high base salary level and no guaranteed bonus and also provided that a significant portion of the compensation of Messrs. Guss and Fleischer would be in the form of stock options and Restricted Stock grants. The Compensation Committee believes this structure achieves a proper balance between providing enough immediate cash compensation to attract and retain top quality managers and providing long term incentives to promote long-term growth for the Company's stockholders.

      BENEFITS. The Company provides medical benefits to its executive officers that are generally available to the Company's employees. The Compensation Committee does not consider benefits and perquisites to be a significant portion of the Company's executive officer compensation.

      SECTION 162(M) OF THE INTERNAL REVENUE CODE. In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of public corporations to deduct remuneration in excess of certain thresholds paid to certain executive officers. The Compensation Committee monitors and reviews the compensation of the Company's highest paid executive officers to ensure that the Company's deduction for remuneration is not subject to the limitations imposed by Section 162(m) of the Code. For example, remuneration to executive officers in the form of stock options is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and, thus, would not be subject to deduction limitations imposed thereunder.

CHIEF EXECUTIVE OFFICER AND PRESIDENT COMPENSATION

      The Company entered into the employment agreements in April 2002 and effective as of December 1, 2001 with Messrs. Guss and Fleischer providing for an increase in base salary, severance payments, and a grant of stock options and Restricted Stock with vesting subject to certain special circumstances, as described above. The Compensation Committee believes that Messrs. Guss' and Fleischer's total compensation package is reasonable in light of the demands which were, and will continue to be, placed on them for management of the Company's domestic and foreign businesses, and its overall strategy. In addition, this compensation level reflects the Compensation Committee's continued confidence in Messrs. Guss and Fleischer and the Company's desire to attract and retain their talents, as the Chief Executive Officer and President of the Company, respectively.

      The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

      Members of the Compensation Committee:

      Zivi R. Nedivi, Chair
      Yoav Stern
      Jeffrey E. Schwarz
      Daniel A. Schwartz

                          PERFORMANCE COMPARISON GRAPH

      The following line graph compares the cumulative annual performance of the Company's common stock during the five year period ended December 31, 2001 with the S&P Smallcap 600 Index, Nasdaq and Peer Group companies. For purposes of this graph, it was assumed that $100 was invested at closing prices at December 31, 1996. Dividends are assumed to be reinvested on the ex-dividend date.

      Peer Group Companies were selected in good faith on the basis of similarity of their size, products or distribution channels to those of the Company. The Peer Group is comprised of the following: AVT Corp., Comdial Corp., Inter-Tel Inc., Mackie Designs Inc., and Vodavi Technology Inc.


                           TOTAL SHAREHOLDER RETURNS



                             [ PERFORMANCE GRAPH ]

---------- ------------- -------------- --------------- ----------------
               Bogen           S&P           Nasdaq         Peer Group
                             Smallcap                       Companies
                               600
---------- ------------- -------------- --------------- ----------------
---------- ------------- -------------- --------------- ----------------
Dec - 96        100            100            100              100
---------- ------------- -------------- --------------- ----------------
Dec - 97        190            125            122              179
---------- ------------- -------------- --------------- ----------------
Dec - 98        200            124            173              235
---------- ------------- -------------- --------------- ----------------
Dec - 99        214            139            321              291
---------- ------------- -------------- --------------- ----------------
Dec - 00        117            156            193              82
---------- ------------- -------------- --------------- ----------------
Dec - 01        89             166            153              128
---------- ------------- -------------- --------------- ----------------

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of the Company's securities with the Securities and Exchange Commission and any national securities exchange on which the common stock is traded. Executive officers and directors and greater than ten percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to the Company, or written representations from certain persons, the Company believes that during the fiscal year ended December 31, 2001, no directors, officers or beneficial owners of more than 10% the Company's common stock failed to file on a timely basis, reports required by Section 16(a) of the Securities Exchange Act of 1934.

   SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL
                                     OWNERS

      The following table sets forth certain information regarding beneficial ownership (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act) of the common stock as of April 22, 2002, for (a) directors and executive officers of the Company named in the Summary Compensation Table, (b) all directors and executive officers of the Company, as a group, and (c) certain persons known to the Company to be the beneficial owners of more than five percent of the common stock of the Company.

      Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares of common stock listed next to such person's name.


                                           NUMBER OF SHARES
                                            OF COMMON STOCK
NAME                                    BENEFICIALLY OWNED (#)(1)      PERCENT OF COMMON STOCK
-------------------------------------- ------------------------------- -----------------------
Jonathan Guss                                  754,420(1)                       8.0%
-------------------------------------- ------------------------------- -----------------------
Michael P. Fleischer                           758,586(2)                       8.0%
-------------------------------------- ------------------------------- -----------------------
Maureen A. Flotard                              18,056(3)                         *
-------------------------------------- ------------------------------- -----------------------
Kasimir Arciszewski                            292,657(4)                       3.1%
-------------------------------------- ------------------------------- -----------------------
Hans Meiler                                    201,771(5)                       2.1%
-------------------------------------- ------------------------------- -----------------------
Zivi R. Nedivi                                 395,310(6)                       4.2%
-------------------------------------- ------------------------------- -----------------------
Daniel A. Schwartz                              14,000(7)                         *
-------------------------------------- ------------------------------- -----------------------
Jeffrey E. Schwarz                           1,282,542(8)                      13.6%
-------------------------------------- ------------------------------- -----------------------
Yoav Stern                                     426,974(9)                       4.5%
-------------------------------------- ------------------------------- -----------------------
Glenn R. Dubin                                 790,673(10)                      8.4%
-------------------------------------- ------------------------------- -----------------------
Metropolitan Capital Advisors, Inc.            825,043                          8.7%
660 Madison Avenue
New York, New York 10021
-------------------------------------- ------------------------------- -----------------------
Highbridge Capital Corporation                 725,473                          7.7%
The Residence, Unit No. 2
South Church Street
Grand Cayman, Caymen Islands
British West Indies
-------------------------------------- ------------------------------- -----------------------
Scoggin Capital Management, L.P.               613,223                          6.5%
660 Madison Avenue
New York, New York 10021
-------------------------------------- ------------------------------- -----------------------
Dinan Management, L.L.C.                       987,951(11)                     10.5%
350 Park Avenue, 25th Floor
New York, New York 10022
-------------------------------------- ------------------------------- -----------------------
All Directors and Executive Officers         4,611,694(12)                     48.8%
as a group (10 persons)
-------------------------------------- ------------------------------- -----------------------

*     Less than 1%.

(1) Includes 6,500 shares of common stock held directly by Mr. Guss and all 73,295 shares held by D&S Capital, LLC and all 250,000 shares of common stock issuable to D&S Capital, LLC upon the exercise of warrants which are currently exercisable. Mr. Guss owns a 50% equity interest in D&S Capital, LLC. Also includes 319,625 shares of common stock subject to currently exercisable options. Also includes 105,000 shares of Restricted Stock.

(2) Includes 10,667 shares of common stock held directly by Mr. Fleischer and all 73,295 shares held by D&S Capital, LLC and all 250,000 shares of common stock issuable to D&S Capital, LLC upon the exercise of warrants which are currently exercisable. Mr. Fleischer owns a 50% equity interest in D&S Capital, LLC. Also includes 319,624 shares of common stock subject to currently exercisable options. Also includes 105,000 shares of Restricted Stock.

(3) Includes 17,500 shares of Restricted Stock granted in April 2002 in exchange for all her outstanding options, and 556 shares of common stock beneficially owned by Ms. Flotard through the Company's 401(k) plan.

(4) Includes 272,657 shares of Restricted Stock granted to Mr. Arciszewski in connection with the Company's acquisition of Speech Design in 1998, and 20,000 shares of Restricted Stock granted in April 2002 in exchange for all his outstanding options.

(5) Includes 181,771 shares of Restricted Stock granted to Mr. Meiler in connection with the Company's acquisition of Speech Design in 1998, and 20,000 shares of Restricted Stock granted in April 2002 in exchange for all his outstanding options.

(6) Includes 59,063 shares of common stock held by Mr. Nedivi directly and 259,149 shares of common stock issuable to Mr. Nedivi upon the exercise of warrants which are currently exercisable. Also includes 77,098 shares of common stock subject to currently exercisable options which were granted by the Board of Directors in April 2002.

(7) Does not include 987,951 shares reported below under Dinan Management, of which Mr. Schwartz is a partner.

(8) Includes 1,085,858 shares of common stock which Mr. Schwarz may be deemed to beneficially own as a result of being a director, executive officer and controlling stockholder of (i) Metropolitan Capital Advisors, Inc., the general partner of Metropolitan Capital Advisors, L.P. the general partner of Bedford Falls Investors, L.P. ("Bedford Falls"), the holder of 825,043 shares of common stock, (ii) Metropolitan Capital III, Inc., the general partner of Metropolitan Capital Advisors III, L.P., which serves as the investment advisor for Metropolitan Capital Advisors International Ltd. ("Metropolitan International"), which holds 175,215 shares of common stock, and (iii) KJ Advisors, Inc. ("KJ Advisors"), the general partner of Metropolitan Capital Partners II, L.P., the holder of 85,600 shares of common stock in the Managed Account. Also includes 112,744 shares held by BGN Investors, LLC ("BGN"). Mr. Schwarz serves as the managing member of BGN. Mr. Schwarz disclaims beneficial ownership of the shares beneficially owned by Bedford Falls, Metropolitan International, KJ Advisors and BGN, other than through his positions with such entities. Also includes 5,000 shares of common stock held by a trust established for certain of Mr. Schwarz's family members and 10,000 shares of common stock held by a charitable foundation established by Mr. Schwarz. Mr. Schwarz disclaims beneficial ownership of the shares held by the trust and the charitable foundation. Also includes 38,940 shares of common stock held directly by Mr. Schwarz, and 30,000 shares of Restricted Stock granted in April 2002 in exchange for all his outstanding options.

(9) Includes 259,148 shares of common stock issuable to Mr. Stern upon the exercise of warrants which are currently exercisable and 90,728 shares of common stock held by a separate family trust established by Mr. Stern. Also includes 77,098 shares of common stock subject to currently exercisable options which were granted by the Board of Directors in April 2002.

(10) Includes 725,473 shares of common stock which Mr. Dubin may be deemed to beneficially own as a result of being an officer, director and shareholder of Highbridge Capital Corporation. Highbridge Capital Management, LLC serves as the trading manager for Highbridge Capital Corporation and, as a result, may be deemed to beneficially own the shares of common stock held by Highbridge Capital Corporation. Also includes 65,200 shares of common stock held by C.J. Partners L.P. to which Mr. Dubin serves as general partner.

(11) Includes 344,015 shares of common stock held directly by York Capital, 16,492 shares of common stock held directly by York Select, L.P. ("York Select"), and 592,612 shares of common stock held by York Investment Limited ("York Investment"). Also includes 18,832 shares held by accounts managed by an affiliate of Dinan Management. James G. Dinan is the Senior Managing Director, Member and holder of 99% of the equity interests in Dinan Management, the general partner of York Capital and York Select and the Sub-manager for York Investment. Mr. Dinan and Dinan Management disclaim beneficial ownership of the shares held by York Capital, York Select and York Investment and the other accounts managed by Dinan Management and its affiliates. Also includes 16,000 shares of common stock held by a charitable foundation established by Mr. Dinan.

(12) For purposes of calculating the shares of common stock held by all directors and executive officers of the Company as group, shares of common stock held by, or issuable within 60 days to, D&S Capital, LLC were only counted once, even though beneficial ownership of such shares may have been reported by more than one member of the group. Does not include 987,951 shares reported above under Dinan Management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There are no existing or proposed direct or indirect material transactions between the Company and any of its officers, directors, promoters, or any associates of the foregoing, outside the ordinary course of business.

      VOTING REQUIRED FOR ELECTION OF DIRECTORS. The election of persons to the Board of Directors will require the affirmative vote of holders of a majority of the shares of the common stock present in person or represented by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES OF THE BOARD OF DIRECTORS.

                                   PROPOSAL 2
         PROPOSAL TO AMEND THE AMENDED AND RESTATED STOCK INCENTIVE PLAN

      The Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan" or the "Plan") currently provides for the award of up to 1,500,000 shares of common stock in the form of incentive stock options, non-qualified stock options and restricted share awards.

      The Board of Directors has approved an amendment to the Plan (the "Plan Amendment"), subject to shareholder approval, increasing the maximum number of shares of common stock which may be issued under the Plan by 500,000 shares. The Board believes that increasing the shares available under the Plan is (1) necessary to issue non-qualified stock options to Messrs. Guss and Fleischer, as discussed under the "Employment Contracts" section herein, and (ii) a necessary factor in allowing the Company to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success in large measure depends.

      Generally, issuances under the Plan are subject to the discretion of the Compensation Committee. Except as indicated in the New Plan Benefits Table below, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the Plan.

      The following is a summary of the material provisions of the Plan (as proposed to be amended) and is qualified in its entirety by reference to the complete text of the Plan which has been filed with the SEC and is available from the Company upon request to the Secretary of the Company:

      GENERAL. The Plan, as proposed to be amended, provides for the issuance of options to purchase up to 2,000,000 shares of common stock. Persons eligible for participation in the Plan include designated officers and other key employees of the Company or a subsidiary as defined under Section 424(f) of the Code (including employees who also serve as directors), non-employee directors and independent contractors or consultants of the Company and persons who have accepted written offers of employment with the Company (collectively, "Participants"). The Plan provides for the granting of nonqualified stock options ("Nonqualified Options" or "NQSOs") and restricted share awards ("Restricted Share Awards") to all Participants, and incentive stock options as defined in Section 422 of the Code (the "Incentive Stock Options") to officers and other key employees of the Company or a subsidiary. As of April 22, 2002, there are approximately 75 designated officers and other employees of the Company or a subsidiary, three non-employee directors of the Company, and no independent contractors or consultants of the Company, or persons who have accepted written offers of employment with the Company.

      ADMINISTRATION. The Plan Amendment would be administered and interpreted by a committee of the Board (the "Committee") consisting of two or more persons designated by the Board at least a majority of whom shall be outside directors (the "Compensation Committee"). The Compensation Committee has the full power to administer and interpret the Plan. Messrs. Stern, Schwarz, Nedivi and Schwartz currently serve as members of the Committee.

      STOCK OPTIONS. The exercise price of all Incentive Stock Options and Nonqualified Stock Options (collectively, "Stock Options") granted will be determined by the Committee but will not be less than the fair market value of such shares on the date of the grant. Stock Options may be granted for a term of up to ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment or relationship with the Company. In addition, in the event that the capital structure of the Company changes by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, reclassification, stock split-up, spin off, combination of shares, exchange of shares or the like, the outstanding shares of common stock of the Company are increased or decreased, or changed into or exchanged for, or entitle the holder to a different number or kind of shares or other securities of the Company or of any other corporation, then appropriate adjustments will be made by the Company's Board of Directors to the number and kind of shares reserved for issuance under the Plan upon the grant and to be delivered upon exercise of Stock Options. Further, in the event that the Company adopts a plan of reorganization pursuant to which it would merge into, consolidate with or sell its assets to any other corporation or entity the Participant would (i) be required to exercise all such Stock Options or (ii) consent to the conversion of such Stock Options into options to purchase shares of the acquiring entity's shares or (iii) receive the same consideration as received by other holders of the Company's common stock reduced by an amount equal to the exercise price of such Stock Options. In the event the Company adopts a plan of complete liquidation, the Participant would be required to exercise all such Stock Options. Stock Options would not be assignable or otherwise transferable except by gift, will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"). The exercise price of an option would be payable in cash or by such other method as the Committee may approve. Shares subject to Stock Options granted under the Plan which have lapsed or terminated may be regranted under the Plan. The Committee may offer to exchange new options for existing options, with the shares subject to the existing options being again available for grant under the Plan. The Committee may also determine circumstances upon which Stock Options would become immediately exercisable and to accelerate the exercisability of any Stock Options.

      RESTRICTED SHARE AWARDS. Restricted Share Awards entitle the recipient to purchase in cash or cash equivalent for a nominal price common stock from the Company under terms which provide for vesting and other conditions determined by the Board from time to time. The Compensation Committee selects the recipients of Restricted Share Awards and determines (i) the number of shares of common stock to be issued and sold to the recipient, (ii) the price of the stock, and
(iii) the vesting schedule for such shares. The recipient may not sell, transfer or otherwise dispose of such stock until it vests. A restricted share agreement may provide for accelerated vesting in the event of the Participant's death, disability, or retirement or other event.

      AMENDMENTS. The Compensation Committee has the full authority to amend the Plan, subject to the consent of the Participant in certain instances.

      FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences of an employee's participation in the Plan are complex and subject to change. The following discussion is only a summary of certain aspects of the federal income tax consequences of the grant and exercise of options and restricted stock awards under the Plan. No information is provided with respect to such tax consequences under state tax laws. Therefore, participants in the Plan should consult their own tax advisors regarding their particular situation.

      NON-STATUTORY STOCK OPTIONS. There are no federal income tax consequences to the optionee or the Company upon the grant of NQSOs unless the NQSOs have a readily ascertainable fair market value at that time. Currently, there is no such readily ascertainable fair market value for the Company NQSOs. Upon the exercise of NQSOs, the optionee will realize ordinary income in the amount by which the fair market value of the option stock exceeds the exercise price of the option. The Company is allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee at the time of exercise of NQSOs. The optionee's holding period for purposes of determining whether any subsequently realized gain or loss will be long-term or short-term will begin at the time the optionee recognizes ordinary income. If, at the time of issuance of the shares, the optionee is subject to the restrictions of
Section 16(b) of the Exchange Act, then the optionee generally will recognize ordinary income at the later of (i) the date of exercise or (ii) the expiration of six months from the date of option grant, based upon the difference between the fair market value of the option shares at such time and the exercise price.

      INCENTIVE STOCK OPTIONS. As in the case of non-statutory options, no taxable income is recognized by the optionee upon the grant of an incentive stock option. However, unlike non-statutory options, no taxable income is recognized by the optionee upon the exercise of an incentive stock option, and no corresponding expense deduction is available to the Company. Generally, if an optionee holds shares acquired upon the exercise of an incentive stock option until the later of (i) two years from the grant of the option or (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionee on a subsequent sale of the shares will be treated as long-term capital gain. Currently, long-term capital gains generally are taxed at a maximum rate of 20%. The federal income tax effect on the holder of incentive stock options is to defer, until the purchased shares are sold, taxation of any increase in the shares' value from the time of grant to the time of exercise.

      If the optionee sells shares acquired upon the exercise of an incentive stock option prior to the expiration of the Statutory Holding Period, he or she will recognize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option price or (ii) the amount realized on the date of sale less the option price. Subject to Section 162(m) of the Code, the Company will be entitled to a corresponding business expense deduction. The excess of amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise, if any, will be treated as capital gain.

      For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a non-statutory stock option. Thus, in the year of option exercise an optionee must generally include in his or her alternative minimum taxable income the difference between the exercise price and the fair market value of the purchased shares on the date of exercise. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year. However, the amount of adjusted net alternative minimum tax paid in any taxable year is available as a credit against regular tax in future years.

      RESTRICTED SHARE AWARDS. If a Restricted Share Award is subject to forfeiture provisions and restrictions on transfers, neither the Company nor the recipient of the award will realize any federal tax consequences at the time such award is made under the Incentive Plan unless the recipient makes an election under Section 83(b) of the Code. If the recipient of a Restricted Share Award makes a Section 83(b) election within 30 days of the date of the award, or if the recipient receives an award that is not subject to forfeiture provisions and restrictions on transfer, he or she will recognize ordinary income, for the year in which the award is received, in an amount equal to the difference (if any) between the fair market value of the common stock at the time the award is made and the purchase price paid for the common stock. If such election is made and the recipient subsequently forfeits some or all of the common stock, he or she will not be entitled to any tax refund. However, the recipient is allowed a capital loss if the amount paid for the common stock is not fully restored on forfeiture. If a Section 83(b) election is not made with respect to a Restricted Share Award, the recipient will recognize ordinary income in the first taxable year in which the rights of the recipient are either transferable or are not subject to a substantial risk of forfeiture, in an amount equal to the difference between the fair market value of the common stock at that time and the original purchase price for the shares. Subject to Section 162(m) of the Code and satisfaction of the applicable reporting requirements, the Company will be entitled to deduct, as compensation expense, the same amount as the recipient must include as ordinary income. Such deduction will be allowed in the Company's tax year which includes the last day of the recipient's tax year in which the recipient is required to include the amount in income. When the recipient sells the shares, he or she will recognize capital gain or loss at the time of sale equal to the difference between his or her basis (the price paid for the shares plus any taxed amount) and the sale price. The capital gain recognized on the disposition of such shares by the recipient will be short-term capital gain or loss to the extent such shares are held by the recipient for 12 months or less and long-term capital gain or loss to the extent such shares are held by the recipient for more than 12 months. Currently, long-term capital gains are taxed at a maximum rate of 20%.

      SECTION 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one taxable year. Stock Options (whether NQSOs or ISOs treated as NQSOs by reason of the disposition of the underlying incentive stock prior to the end of the Statutory Holding Period) will be excluded from this limitation where the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of grant, and certain other requirements, relating to the composition of the Compensation Committee and shareholder approval of the Plan, are met. Further, the compensation element of grants of restricted stock is not excluded from this limitation. Therefore, it is possible that at a future point in time the Company's deduction for executive compensation could be subject to the $1 million limitation.

NEW PLAN BENEFITS

      The following table sets forth certain information regarding each benefit or amount that will be received by or allocated to each of the following under the Plan (as proposed to be amended):


                                       STOCK INCENTIVE PLAN
---------------------------------------------- ---------------------------------------------------------
                                                                     STOCK OPTIONS
NAME AND POSITION
---------------------------------------------- --------------------------- -----------------------------
                                                    DOLLAR VALUE ($)(1)          NUMBER OF UNITS
---------------------------------------------- --------------------------- -----------------------------
Jonathan Guss                                              0                        164,068(2)
Chief Executive Officer
---------------------------------------------- --------------------------- -----------------------------
Michael P. Fleischer                                       0                        164,068(3)
President
---------------------------------------------- --------------------------- -----------------------------
Maureen A. Flotard                                         0                              0
V.P. Finance and Chief Financial Officer
---------------------------------------------- --------------------------- -----------------------------
Kasimir Arciszewski                                        0                              0
Co-Managing Director of Speech Design
---------------------------------------------- --------------------------- -----------------------------
Hans Meiler                                                0                              0
Co-Managing Director of Speech Design
---------------------------------------------- --------------------------- -----------------------------
All current executive officers as a group                  0                        328,136
(2 persons)
---------------------------------------------- --------------------------- -----------------------------
All current directors who are not executive                0                              0
officers as a group (0 persons)
---------------------------------------------- --------------------------- -----------------------------
All employees, including all current officers              0                              0
who are not executive officers, as a group
(0 persons)
---------------------------------------------- --------------------------- -----------------------------

(1) Value of Stock Options is calculated on the basis of the positive difference between the option exercise price and $3.00, the last reported sale price for the Company's common stock on April 25, 2002 multiplied by the number of option shares. Because the exercise price for each of the Stock Options granted to the above individuals exceeds such reported sale price of the Company's common stock on April 25, 2002, the value is expressed as zero.

(2) In connection with his employment agreement in April 2002 and effective as of December 1, 2001, the Company granted to Mr. Guss a non-qualified option to purchase 220,750 shares of common stock. Such options were granted for a term of ten years with an exercise price of $3.00 per share, with 56,682 options vesting immediately. The remaining portion is subject to shareholder approval of an increase in the authorized shares under the Stock Incentive Plan and vests in equal quarterly increments through September 2004. Any unvested portion of the options vests immediately upon a Change of Control (as defined in the employment agreement). Upon an involuntary termination of Mr. Guss, the unvested portion of the options also shall vest.

(3) In connection with his employment agreement in April 2002 and effective as of December 1, 2001, the Company granted to Mr. Fleischer a non-qualified option to purchase 220,750 shares of common stock. Such options were granted for a term of ten years with an exercise price of $3.00 per share, with 56,682 options vesting immediately. The remaining portion is subject to shareholder approval of an increase in the authorized shares under the Stock Incentive Plan and vests in equal quarterly increments through September 2004. Any unvested portion of the options vests immediately upon a Change of Control (as defined in the employment agreement). Upon an involuntary termination of Mr. Fleischer, the unvested portion of the options also shall vest.

      VOTING REQUIRED FOR APPROVAL. Approval of this Proposal, the amendment and restatement of the Plan, requires the affirmative vote of a majority of the shares of the Company's common stock, in person or by proxy, at the Annual Meeting.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "IN FAVOR OF" THIS PROPOSAL.

                                   PROPOSAL 3

                     RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board of Directors has appointed the firm of KPMG LLP ("KPMG"), independent public accountants, as the auditors of the Company for the 2002 fiscal year, subject to the ratification of such appointment by the stockholders at the Annual Meeting.

      If the foregoing appointment of KPMG is not ratified by the stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the next Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement should the representative so desire and to respond to appropriate questions.

FEES PAID TO KPMG

      AUDIT FEES. KPMG billed the Company $186,000 in aggregate fees and expenses for professional services rendered for the audit of the Company's annual financial statements for the year 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for that year.

      ALL OTHER FEES. KPMG billed the Company $90,000 in aggregate fees for services rendered by KPMG, other than the services described above, for the year 2001. Fees of $54,000 were related to the audit of the financial statements of the Company's 401(k) plan and review of filings with the Securities and Exchange Commission. Other non-audit services consisted of tax compliance and tax consultation.

      The Audit Committee has considered and believes that the non-audit services provided by KPMG are compatible with maintaining KPMG's independence.

      VOTING REQUIRED FOR RATIFICATION. Ratification of the selection of KPMG as independent public accountants will require the affirmative vote of holders of a majority of the shares of the Common stock present in person or represented by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF KPMG.

                                     GENERAL

OTHER MATTERS

      The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

      The Company's Annual Report, which includes the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 2001, is being mailed to stockholders together with this Proxy Statement.

SOLICITATION OF PROXIES

      The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefore) may solicit the return of proxies by telephone, or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      Each holder of the Company's Common stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy, and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS

      If any stockholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 50 Spring Street, Ramsey, New Jersey 07446, Attention: Maureen A. Flotard, not later than December 17, 2002. If a stockholder wishes to present a matter at the next Annual Meeting of Stockholders but does not with to have such proposal included in the proxy statement or form of proxy, notice must be received at the Company's executive offices not later than March 17, 2003. After that date, the proposal will be considered untimely and the Company's proxies will have discretionary voting authority with respect to such matter.

                                     By Order of the Board of Directors

                                     MAUREEN A. FLOTARD
                                     Secretary

                                   EXHIBIT I:
                   AMENDED AND RESTATED STOCK INCENTIVE PLAN

                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
                   AMENDED AND RESTATED STOCK INCENTIVE PLAN

                              AS OF APRIL 19, 2002


      1. Purpose of the Plan. The purpose of this Stock Incentive Plan ("Plan") of Bogen Communications International, Inc. (the "Company"), is to promote the interests of the Company by providing incentives to enable the Company to attract and retain employees and executives of high quality and to encourage them to acquire or increase their proprietary interest in the Company and to maximize the Company's performance during the term of their employment or period of service with the Company.

      2. Definitions. As used in the Plan, unless the context requires otherwise, the following terms shall have the following meanings:

            (a) "Award" shall mean the grant of any Option or Restricted Share Award made hereunder.

            (b)   "Board" shall mean the Board of Directors of the Company.

            (c) The "Committee" shall mean a committee composed of two or more members of the Board at least of majority of whom shall be "Outside Directors" for the purpose of any regulatory requirements then applicable to the attain any desired beneficial tax or securities trading treatment available to the optionee, including Section 162 (m) of the Code.

            (d) "Common Stock" shall mean the common stock, par value $0.001 per share, of the Company, or if, pursuant to the adjustment provisions set forth in Section 11 hereof, another security is substituted for, or issuable in connection with ownership of the common stock, such other additional security.

            (e) "Fair Market Value" shall mean the fair market value of the Common Stock on the Grant Date (as hereinafter defined) or other relevant date. If on such date the Common Stock is listed on a stock exchange or is quoted on the National Market segment of the Nasdaq Stock Market (the "National Market"), the Fair Market Value shall be the closing sale price (or if such price is unavailable, the average of the high bid price and the low asked price) on such date. If on such date the common stock is traded in the over the counter market (but not on the National Market), the Fair Market Value shall be the average of the high bid and the low asked price on such date (or if there are no reported bid and asked prices on the Grant Date, then the average between the high bid price and the low asked price on the next preceding day for which such quotations exist). If the Common Stock is neither listed or admitted to trading on any stock exchange, quoted on the National Market or traded in the over the counter market, the Fair Market Value shall be determined in good faith by the Committee in accordance with generally accepted valuation principles and such other factors as the Committee reasonably deems relevant.

            (f)   "Grant Date" shall mean the date on which an Award is granted.

            (g) "Option" shall mean the right, granted pursuant to the Plan, to purchase one or more shares of Common Stock. "Incentive Stock Option" shall mean an Option granted pursuant to Section 6(I) hereof and intended to be qualified for incentive stock option treatment under the Internal Revenue Code of 1986, as amended (the "Code"). "Nonqualified Stock Option" shall mean all other Options granted under the Plan, including any Options granted under
Section 6 which do not qualify for treatment as incentive stock options under the Code.

            (h) "Optionee" or "Grantee" shall mean a person to whom an Option has been granted, or an Award has been made, under the Plan, as the case may be.

            (i) "Participant" shall mean (i) designated officers and other key employees of the Company or a Subsidiary Corporation (as such term is defined under Section 424(f) of the Internal Revenue

Code of 1986 as amended (the "Code")) and (ii) members of the Company's Board of Directors, and (iii) independent contractors and consultants (who may be individuals or entities) who perform services for the Company.

      3. Stock Subject to the Plan. There will be reserved for issuance upon the exercise of Awards granted from time to time under the Plan an aggregate of 2,000,000 shares of Common Stock and other securities or property to be delivered upon exercise of Options (as may be required under Section 11 hereof.) The Board shall determine from time to time whether all or part of such 2,000,000 shares shall be authorized but unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Company and which are held in its treasury. If any Award granted under the Plan should expire or terminate for any reason without having been exercised in full, the Common Stock or other securities or property subject to such Award shall again become available for the grant of Award under the Plan, other than as may be prohibited by the Code or other applicable statute or regulation.

      4. Administration of the Plan. The Plan shall be administered by the Committee.

            (a) Subject to the provisions of the Plan, the Committee shall have full discretion and sole authority:

                  (i) To designate the Participants to whom Awards shall be granted, to determine whether individual Grantees shall be granted Incentive Stock Options or Nonqualified Stock Options or Restricted Share Awards, to designate the number of shares to be covered by each of the Awards, and to determine the time or times at which Awards shall be granted;

                  (ii) To determine the exercise price of Options granted hereunder, subject to Section 6 hereof;

                  (iii) To interpret the Plan;

                  (iv) To promulgate, amend and rescind rules, regulations, agreements and instruments relating to the Plan, provided, however, that no such rules or regulations shall be inconsistent with any of the material terms of the Plan;

                  (v) To subject any Award to such additional terms and conditions (not inconsistent with the Plan) as may be specified when granting the Award, including without limitation additional restriction or conditions on the exercise of an Option or receipt of an Award;

                  (vi) To determine circumstances upon which Options shall become immediately exercisable, or a Restricted Share Award earned, and to accelerate the exercisability of any Option, or the vesting of a Restricted Share Award; and

                  (vii) To make all other determinations in connection with the administration and application of the Plan.

            (b) The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having interests in the Plan or in any Award granted under the Plan.

            (c) Each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the members may have as directors or otherwise under the Certificate of Incorporation, as amended, or By-Laws of the Company, any agreement of shareholders or disinterested directors or otherwise.

      5. Eligibility. Officers and other employees of the Company or a Subsidiary Corporation, including persons who have accepted written offers of employment with the Company, non-employee members of the Board, and independent contractors and consultants who perform services for the Company shall be eligible to participate in the Plan. Only Participants who are officers or other employees of the Company or a Subsidiary Corporation shall be eligible to receive Incentive Stock Options pursuant to Section 6(I) hereof. All Participants shall be eligible to receive Nonqualified Stock Options or Restricted Share Awards.

      6.    Types of Options.

            (I) Incentive Stock Options. The following provisions shall apply solely with respect to Options which are designated by the Committee as "Incentive Stock Options" at the time of grant:

                  (a) Option Exercise Price. The price at which shares of Common Stock shall be purchased upon exercise of any Incentive Stock Option shall be not less than the Fair Market Value of such shares on the Grant Date, except that if on the Grant Date an Optionee owns Common Stock (as determined under section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or of the Company's Parent Corporation (as such term is defined under Section 424(e) of the Code), if any, or any Subsidiary Corporations, then the price at which shares of Common Stock shall be purchased upon exercise of an Incentive Stock Option granted to such Optionee shall not be less than 110% of the Fair Market Value of such shares on the Grant Date and, notwithstanding Section 6(I)(b) hereof, such Incentive Stock Option shall cease to be exercisable five (5) years after the Grant Date.

                  (b) Expiration. Except as otherwise provided in Section 6(I)(a) and Section 11 hereof, each Incentive Stock Option granted hereunder shall cease to be exercisable ten years after the date on which it is granted.

                  (c) Restriction on Exercise. The Fair Market Value (as determined on the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any person during any calendar year (under this Plan and all other plans of the Company and its Subsidiary Corporations) cannot be greater than $100,000.

            (II) Nonqualified Stock Options. The following provision shall apply with respect to Options which are designated by the Committee as "Nonqualified Stock Options" at the time of grant:

                  (a) Option Exercise Price. The price at which shares of Common Stock shall be purchased upon exercise of a Nonqualified Stock Option shall be determined by the Committee but shall be not less than Fair Market Value of such shares on the Grant Date.

                  (b) Expiration. Except as otherwise provided in Section 11 hereof, each Nonqualified Stock Option granted hereunder shall cease to be exercisable ten years after the Grant Date.

                  (c) Designation. Any Option which is not designated by the Committee as an Incentive Stock Option under Section 6(I) shall automatically be deemed to be a Nonqualified Stock Option.

      7.    Restricted Share Awards.

            (a) Time, Amount and Form of Award. The Committee shall be authorized to grant to any Participant an Award of Restricted Shares of Common Stock, on such terms and conditions as it shall determine. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are consistent with the Plan. The provisions of the various Restricted Share Agreements need not be identical.

            (b) Payment for Award. To the extent that an Award is granted in the form of Restricted Shares, the Award recipient, as a condition to the grant of such Award, may be required to pay the Company in cash or cash equivalents an amount equal to the par value of such Restricted Shares.

            (c) Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period equal or exceed a target or performance standard determined by the Committee. A Restricted Share Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a change in control, as may be defined by the Committee, occurs with respect to the Company.

            (d) Voting and Dividends. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

      8. Vesting of Option. The vesting period, if any, for all Options granted hereunder shall commence on the Grant Date and shall end on the date or dates, determined by the Committee.

      9. Method of Exercise. Optionees may exercise their Options from time to time by giving written notice to the Company. The date of exercise shall be the date on which the Company receives such notice, or such later date as may be set forth in such notice, so long as the Option is still then outstanding. Such notice shall be on a form furnished by the Company and shall state the number of shares to be purchased and the exercise date. Upon exercise, or as soon thereafter as is practicable, the Company shall deliver to the Optionee (or other person entitled to exercise the Option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares against payment in full of the Option price for the number of shares to be delivered, such payment to be by a certified or bank cashier's check and/or, if permitted by the Committee in its discretion, by delivery of such other form of consideration, including capital stock of the Company, promissory notes or other property, and may permit the cashless exercise of Options based upon the value of the Common Stock subject to Options, either pursuant to terms then determined in the discretion of the Committee or pursuant to any plan for such exercise then available to the Optionee, or made available to the Optionee in the Committee's discretion. If the Optionee (or other person entitled to exercise the Option) shall fail to accept delivery of and pay for all or any part of the shares specified in his notice when the Company shall tender such shares to him, his right to exercise the Option with respect to such unpurchased shares may be terminated.

      10. Termination of Employment. Except as set forth below or otherwise set forth in an Option Grant approved by the Committee, in the event that an Optionee's employment terminates for any reason, any Options then exercisable shall automatically terminate sixty days after the date on which such employment terminates.

            (a) In the event that an Optionee's employment terminates by reason of retirement, the Committee shall have the right to extend such Optionee's Options until the earlier of (x) three months after the date of retirement or (y) the date on which such Options would terminate pursuant to
Section 6.

            (b) In the event that an Optionee's employment terminates by reason of disability, an Option exercisable by him shall terminate one year after the date of disability of the Optionee, but in any event not later than the date on which such Options would terminate pursuant to Section 6 hereof.

            (c) In the event that an Optionee's employment terminates by reason of death, an Option exercisable by him shall terminate one year after the date of death, but in any event not later than the date on which such Options would terminate pursuant to Section 6 hereof.

      During such time after death, an Option may only be exercised by the Optionee's personal representative, executor or administrator, as the case may be. Unless vesting on an Option is otherwise provided for by the terms of an Option or the Committee, no exercise permitted by this
Section 10 shall entitle an Optionee or his personal representative, executor or administrator to exercise any Option which is not (on the date of exercise) then exercisable.

      11. Changes in Capital Structure. In the event that, by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, reclassification, stock split-up, spin off, combination of shares, exchange of shares, or the like, the outstanding shares of Common Stock of the Company are hereafter increased or decreased, or changed into or exchanged for, or entitle the holder to a different number or kind of shares or other securities of the Company or of any other corporation, then appropriate adjustments shall be made by the Board to the number and kind of shares reserved for issuance under the Plan upon the grant and to be delivered upon exercise of Options or receipt of other Awards. In addition, the Board shall make appropriate adjustments to the number and kind of shares subject to outstanding Options or other Awards, and the purchase price per share or Options shall be appropriately adjusted consistent with such change. Unless otherwise determined by the Committee, in no event shall fractional shares be issued or issuable pursuant to any adjustment made under this Section 11. The determination of the Board as to any adjustment shall be final and conclusive.

      12. Mandatory Exercise. Notwithstanding anything to the contrary set forth in the Plan, in the event that:

            (a) the Company should adopt a plan of reorganization pursuant to which it shall merge into, consolidate with, or sell its assets to, any other corporation or entity (an "Acquiring Entity"), the Company may give an Optionee written notice thereof:

                  (i) requiring such Optionee to exercise his or her Options within thirty days after receipt of such notice, (including any unvested Options which would, except for this Section 12, otherwise be unexercisable at that date); or

                  (ii) requiring such Optionee to consent to the conversion of such Options into an option to purchase the same number of shares of the Acquiring Entity's common stock as would have been received by the Optionee if the Optionee had exercised such Option; or

                  (iii) deeming such Options to have been exercised, in which case the Optionee shall be entitled to receive the same consideration per share as received by other holders of the Company's stock but reduced by an amount equal to the Fair Market Value on the Grant Date.

            (b) the Company should adopt a plan of complete liquidation, the Company shall give an Optionee written notice thereof requiring such Optionee to exercise his or her Options within thirty days after receipt of such notice, (including any invested Options which would, except for this Section 12, otherwise be unexercisable at that date).

      Those Options which the Company requests to be exercised and which shall not have been exercised in accordance with the provisions of the Plan by the end of such 30 day period shall automatically lapse irrevocably and the Optionee shall have no further rights with respect to such Options.

      13. Option Grant. Each grant of an Option under the Plan will be evidenced by a document in such form as the Committee may from time to time approve. Such document will contain such provisions as the Committee may in its discretion deem advisable, including without limitation additional restrictions or conditions upon the exercise of an Option. The Committee may require an Optionee, as a condition to the grant or exercise of an Option or the issuance or delivery of shares upon the exercise of an Option or the payment therefor, to make such representations and warranties and to execute and deliver such notices of exercise and other documents as the Committee may deem consistent with the Plan or the terms and conditions of the Option Agreement. Not in limitation of any of the foregoing, in any such case referred to in the preceding sentence the Committee may also require the Optionee to execute and deliver documents (including the investment letter described in Section 14), containing such representations, warranties and agreements as the Committee or counsel to the Company shall deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, the (the "Securities Act") any applicable State securities laws, and any other applicable law, regulation or rule.

      14. Investment Letter. If required by the Committee, each Optionee shall agree to execute a statement directed to the Company, upon each and every exercise by such Optionee of any Options, that shares issued thereby are being acquired for investment purposes only and not with a view to the redistribution thereof, and containing an agreement that such shares will not be sold or transferred unless either (i) registered under the Securities Act or (ii) exempt from such registration in the opinion of Company counsel. If required by the Committee, certificates representing shares of Common Stock issued upon exercise of Options shall bear a restrictive legend summarizing the restrictions on transferability applicable thereof.

      15. Requirement of Law. The granting of Awards, the issuance of shares upon the exercise of an Option, and the delivery of shares upon the payment therefore shall be subject to compliance with all applicable laws, rules, and regulations. Without limiting the generality of the foregoing, the Company shall not be obligated to sell, issue or deliver any shares unless all required approvals from governmental authorities and stock exchanges shall have been obtained and all applicable requirements of governmental authorities and stock exchanges shall have been complied with.

      16. Tax Withholding. The Company, as and when appropriate, shall have the right to require each Grantee purchasing or receiving shares of Common Stock under the Plan to pay any Federal, state, or local taxes required by law to be withheld or to take whatever action it deems necessary to protect the interests of the Company in respect to such tax obligations.

      17. Nonassignability. A Grantee may transfer the rights granted hereunder by (i) bona fide gift, (ii) will or by the laws of descent and distribution or, (iii) pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the rules thereunder. Upon the death of an Optionee, the personal representative or other person entitled to succeed to the rights of the Optionee ("Successor Optionee") may exercise such rights. A Successor Optionee shall furnish proof satisfactory to the Company of such person's right to receive the Option under the Optionee's will or under the applicable laws of descent and distribution.

      18. Optionee's Rights as Shareholder and Employee. An Optionee shall have no rights as a shareholder of the Company with respect to any shares subject to an Option until the Option has been exercised and the certificate with respect to the shares purchased upon exercise of the Option has been duly issued and registered in the name of the Optionee. Nothing in the Plan shall be deemed to give an employee any right to continued employment nor shall it be deemed to give any employee any other right not specifically and expressly provided in the Plan.

      19.   Termination and Amendment.

            (a) Amendment. (i) The Board may amend or terminate the Plan at any time, subject to the limitation that the approval by the shareholders of the Company shall be required in respect of any amendment that (A) materially increases the benefits accruing to Participants under the Plan, (B) increases the aggregate number of shares of Common Stock that may be issued or transferred under the Plan (other than by operation of Section 11 above), (C) increases the maximum number of shares of Common Stock for which any Optionee may be granted options under this Plan or (D) materially modifies the requirements as to eligibility for participation in the Plan; (E) materially modifies the provisions for determining the Fair Market Value; and (ii) the Board may not amend the Plan if such amendment would cause the Plan, or any Award of an Incentive Stock Option under Section 6(I) to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price or an extension of the period during which an Incentive Stock Option may be exercised.

            (b) Termination of Plan. The Plan shall terminate on the tenth anniversary of its effective date (as set forth in Section 20 below) unless earlier terminated by the Board or unless extended by the Board with approval of the stockholders.

            (c) Termination and Amendment of Outstanding Grants. Except as otherwise provided in Section 12 hereof or in any document evidencing the grant of an Award hereunder, a termination or amendment of the Plan that occurs after an Award has been granted shall not result in the termination or amendment of the Award unless the Grantee consents or unless the Committee acts under Section 21(b) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Option may be terminated or amended under Section 21(b) below or may be amended by agreement of the Company and the Grantee which is consistent with the Plan.

      20. Shareholder Approval. This Amended and Restated Plan is subject to approval by the holders of a majority of the shares of stock of the Company present or represented in proxy in a vote at a duly held meeting of the shareholders of the Company. If the Plan is not so approved by shareholders, the original Plan, as hereinbefore in place, shall remain in full force and effect. Subsequent to such approval, the effective date of the Amended and Restated Plan shall be April 19, 2002.

      21.   Miscellaneous.

            (a) Substitute Grants. The Committee may grant an Award to an employee or a non-employee director of another corporation, if such person shall become an employee or non-employee director of the Company, or a Subsidiary Corporation, by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or a Subsidiary Corporation and such other corporation. Any Award so granted shall be made in substitution for a stock option granted by the other corporation, but the terms and conditions of the Award so granted may vary from the terms and conditions required by the Plan and from those of the Award granted by the other corporation. The Committee shall prescribe the provisions of the Award so granted.

            (b) Compliance with Law. The Plan, the grant of Awards and the obligations of the Company to issue shares of Common Stock upon exercise of Options shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke the grant of any Award if it is contrary to law or modify any Award to bring it into compliance with any valid and mandatory government regulations. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

            (c) Sunday or Holiday. In the event that the time for the performance of any action or the giving of any notice is called for under the Plan within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next date following such Sunday or legal holiday which is not a Sunday or legal holiday.

                                   PROXY CARD
                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.


      The undersigned hereby appoints Maureen A. Flotard and Richard S. Schmedel and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of Bogen Communications International, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2002, and at any adjournment thereof, upon all subjects that may properly come before the meeting. IF SPECIFIC DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE PROPOSALS OR ANY OTHER MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING AND THIS PROXY CARD IS SIGNED AND RETURNED, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION (I.E., FOR THE PROPOSALS) AND ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE MEETING.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BOGEN COMMUNICATIONS INTERNATIONAL, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 29, 2002.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

 1.   Election of Directors  [ ]         FOR all of the nominees [ ]     WITHHOLD for all nominees [ ]

           Jonathan Guss, Michael P. Fleischer, Daniel A. Schwartz, Yoav Stern, Zivi R. Nedivi

   INSTRUCTION: To withhold authority to vote for any nominee(s), write that nominee's name in the space provided:
   ----------------------------------------------------------------------------------------------------

                           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

                         (CONTINUED FROM THE OTHER SIDE)

2.  Approval of the Company's Amended and Restated Stock Incentive Plan:

                [ ]  FOR            [ ] AGAINST            [ ] ABSTAIN

3. Ratification of appointment of KPMG LLP as auditors for the fiscal year ending December 31, 2002:

                [ ]  FOR            [ ] AGAINST            [ ] ABSTAIN

       Check this box if you have either a change of
       address or comments, and please note the same
       on this proxy card.                                 [ ]

                                           Dated:                        , 2002
                                                 ------------------------

                                           By
                                             ----------------------------------

                                           PLEASE DATE AND SIGN EXACTLY AS YOUR
                                           NAME(S) APPEAR ON THIS PROXY CARD.
                                           IF SHARES ARE HELD JOINTLY, EACH
                                           STOCKHOLDER SHOULD SIGN. IF SIGNING
                                           AS AN EXECUTOR, TRUSTEE,
                                           ADMINISTRATOR, CUSTODIAN, GUARDIAN,
                                           CORPORATE OFFICER, OR PURSUANT TO A
                                           POWER OF ATTORNEY, PLEASE INDICATE
                                           ABOVE.

[ LOGO ]NUTTER

                                                       JENNIFER L. COUTURE
                                                       Direct Line: 617-439-2575
                                                       Fax:  617-310-9575
                                                       E-mail:  jlc2@nutter.com

                                 April 29, 2002
                                   102545-35


       VIA ELECTRONIC TRANSMISSION
       ---------------------------

       Securities and Exchange Commission
       Division of Corporation Finance
       Judiciary Plaza
       450 Fifth Street,
       N. W. Washington, DC 20549

                  RE: BOGEN COMMUNICATIONS INTERNATIONAL, INC. - DEFINITIVE PROXY MATERIALS

       Ladies/Gentlemen:

                On behalf of Bogen Communications International, Inc., a Delaware corporation (the "Company"), pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the provisions of Regulation S-t under the Securities Act of 1933, as amended, I include in this electronic filing the Company's definitive Proxy Statement and Notice of Annual Meeting of Stockholders. Also included in this filing is the definitive Proxy Card. These materials were sent to the Company's shareholders on or about April 29, 2002.

                The Company expects to file a registration statement on Form S-8 with respect to the increased number of shares under the Amended and Restated Stock Incentive Plan promptly following the annual meeting on May 29, 2002, provided shareholder approval was obtained at that meeting.

                Please address any questions or comments concerning this filing to the undersigned at (617) 439-2575.

                                                  Very Truly Yours,

                                                 /s/ Jennifer L. Couture
                                                 Jennifer L. Couture
ATTACHMENTS
CC:     JOSEPH MAZZELLA, ESQ.
        MS. MAUREEN FLOTARD



                 NUTTER MCCLENNEN & FISH LLP o Attorneys at Law
         ONE INTERNATIONAL PLACE o BOSTON, MA 02110-2699 o 617-439-2000
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